Exhibit 99.1

December 9, 2009

Dear Shareholder:

During the third quarter of 2009, our company experienced exciting growth and expansion and we are happy to share with you some of the highlights of the quarter.

Acquisition Update
We completed three acquisitions, adding a total of 49 banking centers primarily within our strategic operating markets. These acquisitions provide tremendous future growth opportunities for our company and will strongly position our brand in new and adjacent markets.

July 31, 2009: Our acquisition of Peoples Community Bank was a key opportunity for First Financial that gave us 19 new locations to complement our current banking center network in Greater Cincinnati. In addition to accelerating our market expansion strategy by several years, here are some other highlights of the Peoples acquisition:
•	Adds $521 million in deposits and $324 million in performing loans to our balance sheet [1]
•	Strengthens First Financial’s position as a competitor in the Cincinnati MSA as the fourth largest bank [2]
•	Provides synergies within Greater Cincinnati to grow our market share in existing banking centers and leverage our brand in complementary new markets

August 28, 2009: We completed the purchase and integration of three strategically located banking centers in Carmel, Greensburg, and Shelbyville, Indiana from Irwin Union Bank and Trust. These well-established offices offer higher growth opportunities in our Indianapolis and South Central Indiana markets. The acquisition included $85 million in deposits and $41 million in performing loans, providing First Financial entry into affluent and fast-growing communities in and around the Indianapolis metropolitan market.

September 18, 2009: Our third acquisition positions First Financial Bank with the seventh largest banking center network in Indiana.2 Through the acquisition of Irwin Union Bank and Trust and Irwin Union Bank, F.S.B., First Financial added 17 strategically located Midwest banking centers in Indiana, Kentucky and Michigan. Some highlights of this acquisition include:
•	Adds $2.5 billion in deposits and $1.8 billion in loans. Total assets acquired, including cash, was $3.3 billion [1]
•	Increases our status in many Indiana communities to the first or second largest banking center network.This greatly expands our market share and brings additional access and convenience to clients
•	Strengthens our presence and expansion opportunities in the Indianapolis metro area

The Irwin acquisition includes 10 banking centers in western states that do not fit into our overall corporate strategy. We are developing exit strategies for these banking centers.

Our total assets grew $3.5 billion from the second quarter of 2009, and total capital increased by nearly $225 million, further strengthening our regulatory capital ratios. We expect that the capital generated from these transactions will not only support the acquired assets, but will also support future growth and expansion opportunities. Our ability to execute these acquisitions during difficult economic times is evidence of our company’s stability and strength.

Third Quarter Performance
We recently reported third quarter and year-to-date 2009 earnings. For the third quarter, we reported net income available to common shareholders of $225.2 million or $4.38 per common share. Results were impacted by the recognition of a gain, as required by current accounting guidelines, from the Irwin acquisition.

We also reported higher credit costs, including higher provision expense and elevated net charge-offs. Our overall credit quality remained relatively strong throughout most of the economic downturn, reflecting our discipline of originating loans within our existing footprint, strong underwriting policies and proactive management of resolution strategies for problem credits. We anticipate that certain credit metrics may remain volatile until economic conditions begin to show consistent improvement.

Other earnings highlights for the third quarter included:
▪	Net interest income increased $8.0 million from last year’s third quarter and $6.2 million from this year’s second quarter
▪	Deposit and consumer-based fee income components of non-interest income began showing improvement over prior quarters
▪	Core operating expenses were primarily unchanged although there were some higher expenses related to general growth, market expansion and incentive compensation

The company’s capital and liquidity positions remain strong with excess consolidated capital of $381 million over the regulatory minimum required level. Based on well-capitalized requirements, this capital can support bank-level asset growth up to $2.4 billion.

At September 30, 2009, the company had $7.3 billion in assets, including $4.9 billion in total loans and $5.8 billion in deposits.

New Banking Centers
Our organic growth strategy is on track with the November opening of a new banking center in St. Marys, Ohio and the December opening of our new Edgewood, Kentucky banking center. We can now offer clients the convenience of banking at 118 First Financial banking centers within the four state regions of Ohio, Indiana, Kentucky and Michigan.

Your Investment in First Financial Bancorp
We want to assure you that First Financial is well-positioned to endure the economic challenges and has an adequate capital cushion in the event of a more severe or prolonged downturn. Our experienced management team is focused on driving results with a strong commitment to growth.

We value the investment you have made in First Financial Bancorp and welcome every opportunity to help you on your path to success.

Sincerely,	Sincerely,
Murph Knapke Chairman of the Board	Claude E. Davis President & Chief Executive Officer

1   Acquired assets and liabilities were recorded at their estimated fair value

2   Based on deposits in the market at June 30, 2009; Source: FDIC and SNL Financial